Exhibit 99.2

FOR IMMEDIATE RELEASE

ARI Adopts Shareholder Rights Plan

Move Is Intended to Preserve Full Long-Term Value for Current Shareholders

Milwaukee, Wis., August 8, 2003 — ARI (OTCBB:ARIS), a leading provider of catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks announced today that it has adopted a Shareholder Rights Plan to ensure that the full long-term value of the common stock is preserved for current shareholders.

“This is a very exciting time for ARI,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “With recent moves to improve our capital structure, get our costs under control, and grow our strategic revenues, we see a bright future.  However, we believe that our current stock price does not reflect the Company’s intrinsic long-term value.  As a result, our Board has adopted a Shareholder Rights Plan to protect our current shareholders in the event efforts are made to gain control of the Company in a manner that is not in the best interest of the Company and all of its shareholders,” Dearing added.

Under the Shareholder Rights Plan adopted by the Board of Directors, all shareholders of record on August 18, 2003 will receive one Preferred Share Purchase Right for each share of  common stock they own.  These Rights will trade in tandem with the common stock until and unless they are triggered.  Should a person or group acquire more than 10% of ARI’s common stock (or if an existing holder of 10% or more of the common stock were to increase its position by more than 1%), the Rights would become exercisable for every shareholder except the acquirer that triggered the exercise.  The Rights, if triggered, would give the rest of the shareholders the ability to purchase additional stock of ARI at a substantial discount.  The rights will expire on August 18, 2013, and can be redeemed by the Company for $0.01 per Right at any time prior to a person becoming a 10% shareholder.

“Shareholder Rights Plans are a common and effective way to protect the interests of common shareholders from an inadequate or unfair takeover, but will not affect a takeover proposal which the Board of Directors believes is fair to all shareholders,” Dearing said.  “We have a great business and we want to be sure our shareholders enjoy its full value potential,” Dearing concluded.

The institution of the Shareholder Rights Plan is not in response to any specific offer to the Company.  A letter explaining the terms of the Plan in greater detail will be sent to all ARI common shareholders following the record date of August 18, 2003, and the full text of the Plan will be filed with the Securities and Exchange Commission (SEC) on Form 8-K.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market.  ARI currently provides approximately 80 parts catalogs (many of which contain multiple lines of equipment) for approximately 60 equipment manufacturers in the U.S. and Europe.  More than 75,000 catalog subscriptions are provided through ARI to over 20,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, power sports, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  In addition, ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel:  (414) 973-4380

Fax:  (414) 973-4357

E-mail:  krajcir@arinet.com